EXHIBIT 99.2

Helix Acquisition Corp. Announces Closing of $115 Million Initial Public Offering, Including the Full Exercise of the Underwriter’s Option to Purchase Additional Shares

Boston, MA – Oct. 22, 2020 – Helix Acquisition Corp. (Nasdaq: HLXA) (the “Company”) announced today that on October 22, 2020 it closed its initial public offering of 11,500,000 Class A ordinary shares, including 1,500,000 shares issued pursuant to the full exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per share resulting in gross proceeds of $115,000,000.

The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses in the biotechnology sector. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on opportunities in healthcare or healthcare related industries. The Company, sponsored by Helix Holdings, LLC, an affiliate of Cormorant Asset Management, is led by Bihua Chen as Chief Executive Officer and Chairman, and Jay Scollins as Chief Financial Officer.

The Company’s Class A ordinary shares began trading on The Nasdaq Capital Market under the ticker symbol “HLXA” on October 20, 2020

Jefferies LLC acted as the sole book runner for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Helix Acquisition Corp.

Jay Scollins

(857) 702-0370